Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT

FOR

KERR-McGEE CHEMICAL WORLDWIDE LLC

A DELAWARE LIMITED LIABILITY COMPANY

FORMED OCTOBER 1, 2002

This LIMITED LIABILITY COMPANY AGREEMENT of Kerr-McGee Chemical Worldwide LLC (“the “Company”, is made and entered into as of the Effective Date, between the Company and Kerr-McGee Operating Corporation, the Company’s sole Member.

Article

Definitions

1.1 Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

(a) “Act” shall mean the Delaware Limited Liability Company Act, at Delaware Code Annotated title 6, §§ 18-101, et seq., or any successor statute, as amended.

(b) “Agreement” shall mean this Limited Liability Company Agreement, as amended, and any Exhibits.

(c) “Capital Contribution” shall mean the cash, cash equivalents or the fair market value of property which a Member contributes to the Company for Shares or as a contribution to capital, net of any liabilities secured by such contributed property or which the Company assumes or subject to which the Company takes the property. Capital contributions shall not include obligations to make contributions at a future date, until such contributions are actually made.

(d) “Certificate of Formation” shall mean the Certificate of Formation of Kerr-McGee Chemical Worldwide LLC as filed with the Secretary of State of Delaware pursuant to the Act, as be amended.

(e) “Company” shall refer to Kerr-McGee Chemical Worldwide LLC.

(f) “Effective Date” shall be October 1, 2002, the date on which the Certificate of Formation was filed.

(g) “Managers” shall mean the individuals designated as Managers in this Agreement or elected or designated as provided in this Agreement. References to the Manager in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

(h) Member” shall mean a Person who owns Shares, executes a counterpart of this Agreement as a Member and has been admitted as a Member.

(i) “Person” shall mean any individual or entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

(k) “Transfer” shall mean any assignment or transfer of Shares by sale, exchange, gift, inheritance, operation of law or otherwise.

(1) “Transferee” shall mean any Person who acquires Shares from a Person other than the Company.

(m) “Share” means a fractional part of the aggregate membership interest in the Company represented by the total number of outstanding Shares, and represents the Member’s rights to participate in the profits and distributions of the Company and to participate in management, and all other rights and obligations conferred under this Agreement or the Act.

Article II

Formation Of The Company

2.1 Formation. The Member executing this Agreement has formed a Delaware Limited Liability Company pursuant to the Act as of the Effective Date. The Managers shall execute and file on behalf of the Company any amendments of the Certificate of Formation, and any trade name affidavits, additional instruments and amendments thereto, as may from time to time be necessary or appropriate to carry out this Agreement and enable the Company to conduct its business in accordance with applicable laws.

2.2 Name. The name of the Company is Kerr-McGee Chemical Worldwide LLC.

2.3 Places of Business. The Company may locate its places of business at any place or places as the Managers or the Members may from time to time deem advisable.

2.4 Registered Office and Registered Agent. The Company’s initial registered office and registered agent at that address shall be as set forth in the Certificate of Formation. The registered office and registered agent may be changed from time to time by making an appropriate filing with the Delaware Secretary of State pursuant to the Act.

2.5 Term. The term of the Company shall be perpetual, unless terminated in accordance with either the provisions of this Agreement or the Act.

2.6 Purpose. The purpose of the Company shall be to engage in any lawful activity or business permitted by the Act.

Article III

Names And Addresses Of Members

3.1 The name and address of the Members shall be as set forth in Exhibit A attached hereto, which shall be amended to reflect changes in a Member’s name, address, Capital Contribution or number of Shares and the addition of, or transfer of Shares to, any new Members admitted to the Company. The Managers shall execute and attach an amended Exhibit A from time to time to reflect such changes.

Article IV

Management Of The Company

4.1 Management. The business and affairs of the Company shall be managed by its Managers. The Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business to the extent provided or limited by this Agreement.

4.2 Committees. The Managers may, by resolution adopted by a majority of the Managers, designate one or more committees to have and exercise the power and authority of the Managers in managing the Company. Each committee must consist of one or more of the Managers.

4.3 Number, Tenure and Qualifications of Managers. The Company shall initially have three Managers. The number of Managers of the Company shall be fixed from time to time by the affirmative vote of Members owning a majority of Shares, but in no instance shall there be less than two Managers. Each Manager shall hold office until the Manager is removed or resigns. Managers shall be appointed by the affirmative vote of the Members owning a majority of Shares. Managers need not be Members. Except where a specific number of Managers is set forth, all actions of the Managers shall be taken by the consent or affirmative vote of a majority of the Managers, with or without a meeting.

4.4 Liability for Certain Acts. No Manager shall be liable to the Company or the Member for any loss or damage sustained by the Company or the Members, unless the loss or damage is the result of fraud, deceit, gross negligence, willful misconduct, breach of this Agreement or a wrongful taking by the Manager.

4.5 Indemnity of the Managers, Officers, Employees and Other Agents. The Company may indemnify the Members, Managers, officers, employees of the Company, and other agents to the maximum extent permitted under the Act, consistent with any employment or indemnification agreement with such Persons, except to the extent the claim for which indemnification is sought results from a violation of section 4.4. Expenses incurred in connection with an action or proceeding for which indemnification is sought may be paid by the Company in advance of the final disposition of such action upon receipt of an undertaking by such Member, Manager, officer, employee or agent to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Company.

4.6 Cessation as Manager. The Members may remove any Manager from any or all offices held by him at any time and with or without cause regardless of whether the Manager’s successor has been appointed and has qualified. A Manager may resign at any time from any or all offices held by him by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at a later time specified in the notice; and., unless otherwise specified in the notice, the acceptance of the resignation is not necessary to make it effective. Each Manager shall be elected to serve until his successor shall be elected and qualified or until such Manager’s earlier resignation or removal or such Manager is no longer an employee of at least one company in the Kerr-McGee group of companies consisting of Kerr-McGee Corporation and its controlled affiliates for any reason, including involuntary termination.

Article V

Officers Of The Company

5.1 Officers.

(a) The Managers may appoint officers of the Company, who shall hold the offices specified for such terms and exercise the powers and perform the duties as determined from time to time by the Managers. Officers need not be Members or Managers. Each officer shall be elected to serve until his successor shall be elected and qualified or until such officer’s earlier resignation or removal or such officer is no longer an employee of at least one company in the Kerr-McGee group of companies consisting of Kerr-McGee Corporation and its controlled affiliates for any reason, including involuntary termination. Any officer may be removed at any time by the Managers. Any vacancy occurring in any office of the Company may be filled by the Managers.

(b) The officers may include a Chairman, a Vice Chairman, a President, one or more Executive Vice Presidents, Senior Vice Presidents, and Vice Presidents, respectively, a Secretary,. one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and a Controller.

(c) The Chairman and the President may be the same person. A Vice Chairman and the President or any Vice President may be the same person. The Secretary and Treasurer may be the same person; an Assistant Secretary and Assistant Treasurer may be the same person; and any Vice President may hold at the same time the office of Secretary, Assistant Secretary, Treasurer, or Assistant Treasurer.

5.2 Chairman

5.2.1 The Chairman shall be the Chief Executive Officer of the Company and shall preside at all meetings of Members or Managers. He shall be a member, ex officio, of all committees, shall have general and active management of the business of the Company, and shall see that all orders and resolutions of the Managers and of the committees thereof are carried into effect.

5.2.2 The Chairman shall have authority, which he may delegate, to execute bonds, deeds, powers of attorney, mortgages and other contracts, unless required by law to be otherwise signed and executed and unless the Managers is expressly delegate the signing and execution thereof to some other officer or agent of the Company.

5.3 Vice Chairman

5.3.1 In the absence of the Chairman, a Vice Chairman shall be the Chief Executive Officer of the Company and preside at meetings of Members and of Managers, and, when so acting, shall have all the powers of and be subject to all the restrictions on the Chairman. The Vice Chairman shall advise and counsel with the Chairman and with other officers of the Company, and each shall do and perform such other duties as the Managers may from time to time assign to him, and as the Chairman may request.

5.3.2 The Vice Chairman, to the extent delegated by the Chairman, may execute bonds, deeds, mortgages and other contracts, unless required by law to be otherwise signed and executed or unless the Managers expressly delegate the signing and execution thereof to some other officer or agent of the Company.

5.4 President

5.4.1 The President, in the absence of the Chairman and Vice Chairman, shall be the Chief Executive Officer of the Company. In the absence of the Chairman and the Vice Chairman, the President shall preside at all meetings of the Managers and of Members and, when so acting, shall have all the powers of and be subject to all the restrictions on the Chairman or Vice Chairman, as appropriate.

5.4.2 The President, to the extent delegated by the Chairman, may execute bonds, deeds, mortgages and other contracts, unless required by law to be otherwise signed and executed and unless the Managers expressly delegate the signing and execution thereof to some other officer or agent of the Company.

5.5 Vice Presidents

5.5.1 There may be one or more Executive Vice Presidents, one or more Senior Vice Presidents, and such other Vice Presidents, with or without other special designations, as may be elected by the Managers from time to time.

5.5.2 The Executive Vice Presidents and each of the Vice Presidents shall have the power and authority to execute bonds, deeds, mortgages and other contracts, and perform such duties and exercise such powers as the Chairman prescribes. Instruments executed in the name of, or on behalf of, the Company by any Vice President. in conformity with his said duties and powers shall be as valid as if executed by the Chairman.

5.6 Secretary and Assistant Secretaries

5.6.1 The Secretary shall attend all sessions of the Managers and all meetings of the Members and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for all committees of the Managers when required. The Secretary shall perform such other duties as may be prescribed by the Managers and the Chairman, under whose supervision he shall be.

5.6.2 The Assistant Secretaries in the absence or disability of the Secretary shall perform and exercise the powers of the Secretary and shall perform such further duties as the Secretary or the Chairman may prescribe.

5.7 Treasurer and Assistant Treasurers

5.7.1 The Treasurer shall have custody of the company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all monies and other valuable effects in the name and to the credit of the Company, in such depositories as the Managers or the Chairman may designate.

5.7.2 The Treasurer shall:

(a) Endorse or cause to be endorsed in the name of the Company for collection the bills, notes, checks or other negotiable instruments received by the Company.

(b) Sign or cause to be signed all bills, notes, checks or other negotiable instruments issued by the Company’ and

(c) Pay out or cause to be paid out money, as the Company may require, taking proper vouchers therefor; provided, however, that the Managers may by resolution delegate, with or without power to re-delegate, any and all of the foregoing duties of the Treasurer to other officers, employees or agents of the Company, and to provide that other officers, employees and agents shall have power to sign bills, notes, checks, vouchers, orders, or other instruments on behalf of the Company.

(d) Render to the Chairman and to the Managers, whenever they may require it, an account of his transactions as Treasurer.

5.7.3 The Treasurer shall give the Company a bond if required by the Managers in a sum, and with one or more sureties satisfactory to the Managers, for the faithful performance of the duties of his office and for the restoration of the Company, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Company.

5.7.4 In the absence or disability of the Treasurer, the Assistant Treasurers shall perform and exercise the powers of the Treasurer and shall perform such further duties as the Treasurer or the Chairman may prescribe.

5.8 Controller. The Controller shall have charge of the Company’s books of account, records and auditing, and shall be subject in all matters to the control of the Chairman and the Managers.

Article VI

Right To Rely On The Managers

6.1 Right to Rely on the Managers and Other Officers. Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by the Secretary or Assistant Secretary as to:

(a) The identity of any Manager or other officer;

(b) The existence or nonexistence of any fact or facts which constitute a condition precedent to acts on behalf of the Company by a Manager or which are in any other manner germane to the affairs of the Company;

(c) The Persons who are authorized to execute and deliver any instrument or document of the Company; or

(d) Any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

6.2 Compensation and Reimbursement of Expenses. The Members shall determine the compensation, if any, to be paid the Chairman, and the Chairman shall determine, the compensation, if any, to the paid the other Managers. The Company shall reimburse each Manager for reasonable expenses incurred for the Company in accordance with reimbursement policies of the Company from time to time in effect.

Article VII

Rights And Obligations Of Members

7.1 Liability of Members.

(a) Liability to Company. The Members will have no liability to the Company for any loss suffered by the Company that arises out of any action or inaction of a Member.

(b) Liability to Third Parties. Each Member will have no liability for any Company obligations, expense, or liability, except, and only to the extent that, the Member has failed to pay the Capital Contribution it contracted to pay. No Member will, without its written consent, be required to make any Capital Contribution beyond the Capital Contribution described in Exhibit A.

7.2 Indemnification. The Company shall indemnify the Member and the Member’s directors, officers, employees, and other agents, and make advances for expenses to the maximum extent permitted by law.

7.3 Dealing With the Company. Members may deal with the Company by providing or receiving property and services to or from it, and may receive from others or the Company normal payments, profits, compensation or other income or reimbursements incident to such dealings.

7.4 Loans. Members may, but are not obligated to, make loans to the Company to cover the Company’s cash requirements. The terms of such loans, including the rate of interest and maturity, shall be determined by the Chairman or the Managers.

7.5 Admission of Additional Members. No additional Member may be admitted without the prior unanimous written or electronic consent or affirmative vote of the existing Members.

7.6 Resignation of Members. If a Member has Transferred all of its Shares in one or more Transfers permitted hereunder, then such Member shall resign from the Company as of the date upon which the Transferee of the last of such Shares has been admitted as a Member (by Transferee executing a counterpart of this Agreement, a form of which is attached hereto as Exhibit B) and such resigning Member shall no longer be entitled to exercise any rights or powers of a Member under this Agreement. In addition, each Member shall have the right to resign from the Company at any time, but only upon the consent of the Managers in their sole discretion. Unless otherwise approved by the Managers in their sole discretion, no resigning Member shall receive any distribution for such Member’s Shares, except as provided in Section 10.2 below.

Article VIII

Contributions To The Company

8.1 Member’s Capital Contributions. Concurrently with the execution of this Agreement, the initial Member shall contribute to the Company the appropriate amount as set forth in Exhibit A attached hereto. Each additional Member shall contribute to the Company the appropriate amount as set forth in an amended Exhibit A attached at the time such additional member executes a counterpart of this Agreement.

8.2 Additional Contributions. A Member may make additional contributions to the Company as determined by it in its sole discretion, with the approval of the Managers.

Article IX

Shares

9.1 Classes of Shares. The Company shall have one share class. Each Share shall have equal rights and preferences in the assets of the Company. The Shares of the Company may be evidenced by certificates signed by the Chairman, Vice Chairman or President and attested by the Secretary or an Assistant Secretary.

9.2 Distributions. The Managers shall distribute, or cause to be distributed, the cash received from the Company’s operations; provided that no distribution shall be made if, in the Managers’ judgment, (i) the Company would not be able to pay its debts as they become due in the ordinary course of business, (ii) the fair value of the total assets of the Company would not at least equal its total liabilities, other than liabilities to the Member on account of its Shares and liabilities for which creditors’ recourse is limited to specified property, or (iii) the distribution would be otherwise prohibited under the Act.

9.3 Accounting Period. The Company’s accounting period shall be the calendar year.

9.4 Records, Audits and Reports. The Managers shall maintain and preserve, or cause to be maintained and preserved, for appropriate periods of time, all accounts, books, and other relevant Company documents at the expense of the Company. At a minimum the Company shall keep at its principal place of business the following records:

(a) A current list of the full name and last known business, residence, or mailing address of each past and present Member; a copy of the certificate of formation of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(b) Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the four most recent years;

(c) Copies of the Company’s currently effective Agreement, copies of any writings with respect to a Member’s obligation to contribute cash, property or services, and copies of any financial statements of the Company for the three most recent years;

(d) Minutes of every meeting of the Member or the Managers; and

(e) Any written or electronic consents of the Member or the Managers for formal actions taken by it.

Article X

Dissolution And Termination

10.1 Dissolution. The Company shall be dissolved by the Members upon:

(a) the affirmative vote or written or electronic consent of the Members holding at least two-thirds of the Shares, or

(b) judicial dissolution, or

(c) any other event upon which the Act requires dissolution.

10.2 Windinq Up, Liquidation and Distribution of Assets.

(a) Upon dissolution, the Managers shall immediately proceed to wind up the affairs of the Company.

(b) Upon the winding up of the Company, the assets shall be distributed as follows:

(i) First, to creditors, including the Members and Managers who are creditors, in satisfaction of liabilities of the

Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to a present or past Member under Sections 18-601 or 18-604 of the Act; and

(ii) Second, to the Members for the return of their contribution;

(iii) Third, to the Members or past Members in satisfaction of liabilities for distributions under Section 18-601 or 18-604 of the Act, and

(iv) Then, to the Members in the proportion in which it shares in distributions.

10.3 Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, the Members shall prepare, execute and file a certificate of cancellation in accordance with the Act.

Article XI

Miscellaneous Provisions

11.1 Accounting Principles. The profits and losses of the Company, as determined in accordance with generally accepted accounting principles applied on a consistent basis using the accrual method of accounting, shall be allocated to the Member. It is intended that the Company will elect those accounting methods which provide the Company with the greatest tax benefits.

11.2 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member or the Company, as appropriate, as set forth below. Except as otherwise provided herein, any such notice shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

Member’s Address	Kerr-McGee Operating Corporation 123 Robert S. Kerr Avenue Oklahoma City, OK 73102

Company’s Address	Kerr-McGee Chemical Worldwide LLC P. O. Box 25861 Oklahoma City, OK 73125

11.3 Application of Delaware Law. This Agreement and the application and interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware and specifically the Act.

11.4 Confidentiality. Except as contemplated hereby or required by a court of competent authority, the Members and each Manager, officer, employee or agent of the Company shall keep confidential and shall not disclose to any third party and shall use its reasonable efforts to prevent its affiliates, employees, agents, and representatives from disclosing to third parties without the prior written consent of a Manager any information that:

(a) Pertains to this Agreement, any negotiations pertaining thereto, any of the transactions contemplated hereby, or the business of the Company; or

(b) Pertains to non-public or proprietary information of any Member or the Company or which any Member has labeled in writing as confidential or proprietary; provided that any Member may disclose such information of its affiliates, employees, agents, and representatives.

11.5 Amendments. This Agreement may not be amended except by the unanimous written or electronic consent or affirmative vote of the Members.

11.6 Waivers. The failure of any party to seek redress for violation of, or to enforce any provision, covenant or condition of this Agreement shall not constitute a waiver or abrogation, irrespective of the number of violations or breaches that may occur.

11.7 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

11.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

11.9 Successors and Assigns. Each and all of the covenants, terms provisions and Agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and assigns.

11.10 Creditors. None of the provisions of this Agreement shall be for the benefit of, or enforceable by any creditors of the Company.

11.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

CERTIFICATE

The undersigned hereby agree, acknowledge and certify that the foregoing Agreement, consisting of thirteen (13) pages and attached Exhibits, constitutes the Agreement of Kerr-McGee Chemical Worldwide LLC, adopted by the initial Member and the Company as of the Effective Date.

COMPANY:	KERR-MCGEE CHEMICAL WORLDWIDE LLC

	By:	/s/ W.P. Woodward
W.P. Woodward
Manager

MEMBER:	KERR-MCGEE OPERATING CORPORATION

	By:	/s/ John F. Reichenberger
John F. Reichenberger
Vice President

EXHIBIT A

Member	Initial Capital Contribution	Initial Shares
Kerr-McGee Operating Corporation P. O. Box 25861 Oklahoma City, OK 73125	$1,000.00	1,000

EXHIBIT B

COUNTERPART SIGNATURE PAGE TO

KERR-McGEE CHEMICAL WORLDWIDE LLC

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the undersigned executes this signature page and joins in and is bound by the terms of that certain Limited Liability Company Agreement for Kerr-McGee Chemical Worldwide LLC, a Delaware limited liability company, effective as of the _____ day of _________________, 200_.

Address:

____________________________________________

Address: ____________________________________

____________________________________

Date: _______________________________________

Interest Acquired: _____________________________

Accepted as a new Member this _____ day of ___________________, 200_.

______________________________________

______________________________, Manager

COUNTERPART SIGNATURE PAGE TO

KERR-McGEE CHEMICAL WORLDWIDE LLC

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the undersigned executes this signature page and joins in and is bound by the terms of that certain Limited Liability Company Agreement for Kerr-McGee Chemical Worldwide LLC, a Delaware limited liability company, effective as of the 1st day of October, 2002.

Kerr-McGee Worldwide Corporation

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

Date: December 31, 2002

Interest Acquired: 100%

Accepted as a new Member this 31st day of December, 2002.

/s/ W. P. Woodward
W. P. Woodward, Manager

EXHIBIT A

AMENDMENT 1

Effective December 31, 2002

Member	Initial Capital Contribution	Initial Shares
Kerr-McGee Worldwide Corporation P. O. Box 25861 Oklahoma City, OK 73125	$1,000.00	1,000